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                                                                      EXHIBIT 14


                               MOVIE GALLERY, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS
                      (AMENDED AND RESTATED JULY 29, 2005)

         INTRODUCTION.

         MOVIE GALLERY, INC., and its affiliated companies, including MOVIE GALLERY US, INC. ("Movie Gallery") and HOLLYWOOD ENTERTAINMENT CORPORATION ("Hollywood") (collectively, the "Company"), will conduct its business honestly and ethically wherever we operate. We will constantly attempt to improve the quality of our services, products and operations and will maintain a reputation for honesty, fairness, respect, responsibility, integrity, trust and sound business judgment. No illegal or unethical conduct on the part of our directors, officers or employees or their affiliates is in the Company's best interest. The Company will not compromise its principles for short-term advantage. The honest and ethical performance of the Company is the sum of the ethics of the men and women who work here. Therefore, we are all expected to adhere to high standards of personal integrity.

         This Code of Business Conduct and Ethics (this "Code") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of the Company. All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company's other agents and representatives, including consultants. Whenever the term "employees" is used in this Code, it shall include our associates (a term used by Movie Gallery to refer to its employees) and our partners (a term used by Hollywood to refer to its employees).

         In accordance with applicable law and Nasdaq regulations, this Code has been filed with the Securities and Exchange Commission (the "SEC"), and is posted on the Company's website at www.moviegallery.com and/or otherwise made available for examination by our stockholders. This Code is also posted on the Company's intranet sites and the legal notice locations at each of the Company's business facilities.

         1.       COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS.

         Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All directors, officers and employees must respect and obey the laws of the United States and of the cities, states and countries in which we operate. In particular, all directors, officers and employees must comply with federal securities laws, rules and regulations that govern the Company.

         2.       HONESTY AND INTEGRITY.

         Our officers, directors and employees must accurately and honestly represent the Company and must not engage in any activity or scheme intended to defraud anyone. No officer, director or employee shall make false or misleading statements about the products or services of the Company or our competitors. Officers, directors and employees will act with honesty and


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integrity in their communications with our stockholders and potential investors and our attorneys and auditors.

         3.       AVOIDANCE OF CONFLICTS OF INTEREST.

         The Company's directors, officers and employees must never permit their personal interests to conflict, or even appear to conflict, with the interests of the Company. A "conflict of interest" exists when a person's private interests interfere in any way, or even appear to interfere, with the Company's interests. A conflict situation can arise when a director, officer or employee takes actions, or has interests, that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

         For example, it is a conflict of interest for a director, officer or employee to work simultaneously for a competitor or customer, even as a consultant or board member. Each director, officer and employee must be particularly careful to avoid representing the Company in any transaction with a third party with whom the director, officer or employee has any outside business affiliation or relationship. The best policy is to avoid any direct or indirect business connection with our customers and competitors, except on our behalf.

         Conflicts of interest (including both actual and apparent conflicts of interest) are prohibited under this Code, except in limited cases under guidelines or exceptions specifically approved in advance by the Board of Directors. It is unlawful for the Company, directly or indirectly, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer.

         Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or with our General Counsel. Our General Counsel's telephone number and address are set forth in Section 19 below. Any director, officer or employee who becomes aware of any transaction or relationship that is a conflict of interest or a potential conflict of interest should bring it to the attention of our General Counsel.

         4.       BRIBES, KICKBACKS AND GIFTS.

         No bribes, kickbacks or other similar remuneration or consideration may be given to any person or organization in order to attract or influence business activity. The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Therefore, this Code strictly prohibits making illegal payments to government officials in any country.

         The Company's directors, officers and employees are also prohibited from receiving or providing gifts, gratuities, fees or bonuses as an inducement to attract or influence business activity. No gift or entertainment should ever be offered, given or accepted by any director, officer or employee (or any family member of any such person) in connection with our business


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activities unless it: (a) complies with the Company's policies regarding the acceptance of gifts and gratuities; (b) cannot be construed as a bribe or payoff; and (c) does not violate any laws or regulations. Please discuss with your supervisor or our General Counsel any gift or entertainment that you are not certain is appropriate.

         5. CONFIDENTIAL INFORMATION.

         Our directors, officers and employees will often come into contact with, or have possession of, confidential information about the Company or our suppliers, customers or affiliates, and they must take all appropriate steps to assure that the confidentiality of such information is maintained. Confidential information includes all nonpublic information that might be of use to competitors or harmful to the Company if disclosed. It also includes nonpublic information that our suppliers, customers or affiliates have entrusted to us.

         Confidential information, whether it belongs to the Company or any of our suppliers, customers or affiliates, may include, among other things, strategic business plans, actual operating results, projections of future operating results, marketing strategies, customer lists, personnel records, proposed acquisitions and divestitures, new investments, changes in dividend policies, the proposed issuance of additional securities, management changes, processes and/or methods. Confidential information about our Company and other companies, individuals and entities must be treated with sensitivity and discretion and only be disclosed to persons within the Company whose positions require use of that information or if disclosure is required by applicable laws, rules and regulations. To this end, all of our officers and employees are required to execute the Company's standard employee Confidentiality Agreement, as a condition of employment.

         6. INSIDER TRADING.

         Trading in the Company's securities is covered by the Company's Insider Trading Policy, which policy is hereby incorporated in its entirety in this Code. The Insider Trading Policy is posted on the Company's intranet sites and the legal notice locations at each of the Company's business facilities. If you have any questions regarding such Policy, please contact our General Counsel.

         7. PUBLIC DISCLOSURE OF INFORMATION REQUIRED BY THE SECURITIES LAWS.

         The Company is a public company that is required to file various reports and other documents with the SEC. An objective of this Code is to ensure full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or otherwise submit to, the SEC and in the press releases and other public communications that we distribute.

         The federal securities laws, rules and regulations require the Company to maintain "disclosure controls and procedures," which are controls and other procedures that are designed to ensure that financial information and non-financial information that is required to be disclosed by us in the reports that we file with or otherwise submit to the SEC (i) is recorded, processed, summarized and reported within the time periods required by applicable federal securities laws,


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rules and regulations and (ii) is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, in a manner allowing timely decisions by them regarding required disclosure in the reports.

         Some of our directors, officers and employees will be asked to assist management in the preparation and review of the reports that we file with the SEC, including recording, processing, summarizing and reporting to management information for inclusion in these reports. If you are asked to assist in this process, you must comply with all disclosure controls and procedures that are communicated to you by management regarding the preparation of these reports. You must also perform with diligence any responsibilities that are assigned to you by management in connection with the preparation and review of these reports, and you may be asked to sign a certification to the effect that you have performed your assigned responsibilities.

         We are also required to maintain a system of "internal controls over financial reporting" that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted United States accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the issuer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the issuer's assets that could have a material effect on our financial statements.

         SEC regulations impose upon our Chief Executive Officer and Chief Financial Officer various obligations in connection with annual and quarterly reports that we file with the SEC, including responsibility for:

         o Establishing and maintaining disclosure controls and procedures and internal control over financial reporting that, among other things, ensure that material information relating to the Company is made known to them on a timely basis;

         o Designing the Company's internal control over financial reporting to provide reasonable assurances that the Company's financial statements are fairly presented in conformity with generally accepted accounting principles;

         o Evaluating the effectiveness of the Company's disclosure controls and procedures and internal control over financial reporting;

         o Disclosing (i) specified deficiencies and weaknesses in the design or operation of the Company's internal control over financial reporting, (ii) fraud that involves management or other employees who have a significant role in the Company's internal control over financial reporting, and (iii) specified changes relating to the Company's internal control over financial reporting; and
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MOVIE GALLERY, INC.                                                       PAGE 4
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         o        Providing certifications in the Company's annual and quarterly reports regarding the above items and other specified matters.

         This Code requires our Chief Executive Officer and Chief Financial Officer to carry out their designated responsibilities in connection with our annual and quarterly reports, and this Code requires you, if asked, to assist our executive officers in performing their responsibilities under these SEC regulations.

         8. RECORD-KEEPING AND AUDITING.

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Also, business expense accounts must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or our General Counsel.

         All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must accurately and appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's internal control over financial reporting and disclosure controls and procedures. All transactions must be recorded in a manner that will present accurately and fairly our financial condition, results of operations and cash flows and that will permit us to prepare financial statements that are accurate, complete and in full compliance with applicable laws, rules and regulations. Unrecorded or "off the books" funds or assets should not be maintained unless expressly permitted by applicable laws, rules and regulations. Employees are prohibited from entering into side letters or supplements to contracts that are not approved by our General Counsel.

         You may not take any action, directly or indirectly, to coerce, manipulate, mislead or influence any of our outside auditors, knowing or intending that your actions may render our financial statements misleading. For example, you may not influence an auditor to (i) issue a report on our financial statements that is not warranted in the circumstances, (ii) refrain from performing audit, review or other procedures, (iii) refrain from withdrawing an issued report, or (iv) refrain from communicating matters to our Audit Committee.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memoranda and formal reports.

         Our business records should be retained in accordance with the Company's normal business practices and should be destroyed only in accordance with the Company's record retention policies, as in effect from time to time and as permitted by applicable laws, rules and regulations. If you become the subject of a subpoena, lawsuit or governmental investigation relating to your work at the Company, please contact our General Counsel immediately.

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MOVIE GALLERY, INC.                                                       PAGE 5
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         9.       CORPORATE OPPORTUNITIES.

         Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of the Company's property or confidential information or as a result of their position with the Company, except upon the prior written consent of the Board of Directors. No director, officer or employee may use corporate property, information or position for improper personal gain; no director, officer or employee may use Company contacts to advance his or her private business or personal interests at the expense of the Company or its customers, suppliers or affiliates; and no director, officer or employee may directly or indirectly compete with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

         10.      COMPETITION AND FAIR DEALING.

         We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and affiliates. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

         11.      PROTECTION AND PROPER USE OF COMPANY ASSETS.

         Directors, officers and employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use of items such as telephones and computers may be permitted pursuant to written policies approved by the Board of Directors.

         The obligation of directors, officers and employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, customer information, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

         12.      DISCRIMINATION AND HARASSMENT.

         The diversity of the Company's directors, officers and employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory

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comments based on racial or ethnic characteristics and unwelcome sexual advances. Illegal discrimination and harassment is covered by the Company's Sexual and Other Unlawful Harassment Policy, which Policy is hereby incorporated in its entirety in this Code.

         13.      HEALTH AND SAFETY.

         The Company strives to provide each director, officer and employee with a safe and healthful work environment. Each director, officer and employee has responsibility for maintaining a safe and healthy workplace for all other persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

         Violence and threatening behavior are not permitted. Directors, officers and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

         14.      CORPORATE COMMUNICATIONS.

         Unless you have been officially designated as a spokesperson by the Company's Chief Executive Officer, General Counsel or senior officer in charge of investor relations, you may not comment or provide documents or information to members of the news media on matters pertaining to our business or any other internal matter. All news announcements must be submitted to the Company's senior officer in charge of investor relations for prior approval at least 24 hours in advance of the proposed announcement.

         15.      POLITICAL ACTIVITIES.

         We encourage our directors, officers and employees to make informed choices as to their participation in and contribution to political organizations and campaigns. Such participation and contribution must be done personally, however, and on personal time, off Company premises, with personal funds and in your own name. Employees may take time off from work to vote in elections in compliance with applicable laws. The Company is prohibited by law from making contributions in connection with federal elections, and there are similar restrictions on activities in state elections.

         16.      PRODUCT SAFETY.

         The Company is responsible for complying with all laws pertaining to product safety. Non-compliance with laws in this area may result in monetary penalties, costly administrative attention and litigation and negative publicity. Two federal laws cover the products we sell -- the Consumer Product Safety Act and the Food, Drug and Cosmetic Act.

         The Consumer Products Safety Act focuses on improving the safety of products manufactured for use by our customers in their homes, schools or recreation. The act promotes both mandatory and voluntary product safety standards and requires retailers, manufacturers and


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MOVIE GALLERY, INC.                                                       PAGE 7
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distributors to report product that does not meet the established product safety standards or which creates unreasonable risk or serious injury or death.

         The Federal Food, Drug and Cosmetic Act covers any food, drug, medical device or cosmetic that is adulterated or misbranded. Adulterated products are products that are defective, dangerous, impure or produced under unsanitary conditions. Misbranded products are products whose labels fail to contain required information or which contain false or misleading information.

         We sell only products that are safe for their intended use and that satisfy applicable regulatory standards.

         17. WAIVERS AND AMENDMENTS OF THE CODE OF BUSINESS CONDUCT AND ETHICS.

         A waiver of any provision of this Code may be granted to any director, officer or employee only by the Company's Board of Directors, and any such waiver promptly will be publicly disclosed to the extent required by law or Nasdaq regulations.

         This Code can be amended only by the Board of Directors, and any such amendment promptly will be publicly disclosed as required by law or Nasdaq regulations.

         18. ENFORCEMENT OF THE CODE OF BUSINESS CONDUCT AND ETHICS.

         A violation of this Code by any director, officer or employee will be subject to disciplinary action, including possible termination of employment. The degree of discipline imposed by the Company may be influenced by whether the person who violated this Code voluntarily disclosed the violation to the Company and cooperated with the Company in any subsequent investigation. In some cases, a violation of this Code may constitute a criminal offense that is subject to prosecution by federal or state authorities.

         19. COMPLIANCE PROCEDURES; REPORTING MISCONDUCT OR OTHER ETHICAL VIOLATIONS.

         Directors, officers and employees should promptly report any unethical, dishonest or illegal behavior, or any other violation of this Code or of other Company policies and procedures, to our General Counsel. You can reach our General Counsel at (334) 677-2108, and his address is c/o Movie Gallery, Inc., 900 West Main Street, Dothan, Alabama 36301. If you ever have any doubt about whether your conduct or that of another person violates this Code or compromises the Company's reputation, please discuss the issue with your supervisor or with our General Counsel.

         The Company's Audit Committee has established a Whistleblower Policy for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Whistleblower Policy is posted on the Company's website at www.moviegallery.com, as well as the Company's intranet sites and the legal notice locations at each of the Company's business

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facilities. If you have any questions regarding the Whistleblower Policy, please contact our General Counsel.

         The Company prohibits retaliation against any director, officer or employee who reports unethical, dishonest or illegal behavior, or any other violation of this Code or other Company policies and procedures, if the report about another person's conduct is made in good faith. Directors, officers and employees are expected to cooperate in internal investigations regarding possible unethical, dishonest or illegal behavior or any other possible violation of this Code or of other Company policies and procedures.

         20. EFFECT ON EMPLOYMENT RELATIONSHIP.

         This Code is not an express or implied contract of employment and does not create any contractual rights of any kind between the Company and its employees. In addition, all employees should understand that the Code does not modify their employment relationship, whether at will or governed by contract.



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                               MOVIE GALLERY, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS


                                 ACKNOWLEDGMENT



         I acknowledge receipt of the Movie Gallery Code of Business Conduct and Ethics, as amended and restated July 29, 2005 (the "Code of Ethics"), and I understand that it is my responsibility to read it in its entirety. I understand that while performing duties for the Company, I am expected to conduct myself in accordance with the Code of Ethics.

         I acknowledge that should I be found to have violated the Code of Ethics, I will be subject to disciplinary action up to and including termination of employment.

         I understand that the Company's General Counsel is available to answer any questions I may have regarding the Code of Ethics.


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